Exhibit 99.1

Company Contact:

Matthew J. Pfeffer

Chief Executive Officer

661-775-5300

mpfeffer@mannkindcorp.com

MANNKIND CORPORATION REPORTS 2015 FOURTH QUARTER AND FULL YEAR

FINANCIAL RESULTS

– Conference Call to Begin Today at 5:00 PM ET –

VALENCIA, Calif., March 14, 2016 (GLOBE NEWSWIRE) — MannKind Corporation (Nasdaq:MNKD) (TASE:MNKD) today reported financial results for the fourth quarter and full year ended December 31, 2015.

For the fourth quarter of 2015, research and development expenses decreased 64.8%, from $17.6 million to $6.2 million, reflecting effects of our restructuring measures taken in 2015 and the transition from development to commercial activities. General and administrative costs declined 33.6%, from $12.5 million to $8.3 million, mainly due to a decrease in non-cash stock compensation expense. Sales of Afrezza continued to be lower than expected during the fourth quarter of 2015, culminating in a decision by Sanofi on January 4, 2016 to return the Afrezza rights to MannKind after a notice period, all of which impacted the value and recoverability of long-lived assets in accordance with accounting guidance. As a result, non-cash impairment charges of $206.6 million were recorded for the fourth quarter of 2015, of which $140.4 million related to impairment of fixed assets and $66.2 million related to loss on future purchase commitments, primarily for insulin. No such impairment charge was recognized in 2014. Product manufacturing costs for the fourth quarter of 2015 were $51.8 million related to under absorbed labor and overhead and inventory write-offs. We did not recognize any product manufacturing costs in the fourth quarter of 2014 as we had not yet commenced commercialization of Afrezza.

For the full year 2015, our total operating expenses, excluding fixed asset impairment and loss on purchase commitments, were $138.1 million compared to $179.6 million for the full year 2014, a decrease of 23.1%. Total research and development costs for 2015 were $29.7 million compared $100.2 million for 2014, a decrease of 70.4%, primarily due to decreased development expenses resulting from the shift to commercial production of Afrezza, decreased clinical trial-related expenses and the effects of restructuring measures, in addition to reduced non-cash stock compensation expense resulting from the non-recurring achievement of performance and modification events in 2014 and the first quarter of 2015. General and administrative expenses for 2015 were $41.0 million compared to $79.4 million in 2014, a decrease of 48.4%, primarily due to reduced non-cash stock compensation expense resulting from the modification and achievement of performance-based awards in 2014 and in the first quarter of 2015 and the effects of restructuring measures, in addition to the non-recurrence of professional fees incurred in the third quarter of 2014 associated with the entry into the Sanofi License Agreement. Product manufacturing costs for 2015 were $67.4 million related to under absorbed labor and overhead and inventory write-offs. We did not recognize any product manufacturing costs in 2014 as we had not yet commenced commercialization of Afrezza.

The net loss for 2015 was $368.4 million, including total non-cash impairment charges of $206.6 million, or $0.91 per share based on 406.2 million weighted average shares outstanding, higher than the net loss of $198.4 million, or $0.51 per share on 385.2 million weighted average shares outstanding in 2014. The number of common shares outstanding at December 31, 2015 was 428.7 million.

Cash and cash equivalents at December 31, 2015 were $59.1 million, compared to $32.9 million in the third quarter of 2015. During the fourth quarter of 2015, we received $34.7 million in net proceeds from sale of stock on the Tel Aviv Stock Exchange, $0.7 million in proceeds from warrants and options exercised, $2.6 million in payments from Sanofi for product shipments, and $13.6 million in net proceeds from the sale of stock pursuant to our at-the-market sales facility. Currently, $30.1 million remains available to borrow under our amended loan arrangement with The Mann Group.

“Our financial results for 2015 were not what we expected going into the year, but we are looking forward to the next twelve months with optimism and great excitement,” said Matthew Pfeffer, Chief Executive Officer of MannKind Corporation. “Afrezza will soon be back under our control and we are all energized about the opportunity to launch a lean, focused commercial effort that highlights the differentiating qualities of our lead product. With Michael Castagna now on board as our Chief Commercial Officer, as announced earlier today, we have taken another tangible step in building our commercial infrastructure. Other activities are planned to follow quickly, as we finalize additional hires and line up assets for a variety of roles. There is still much to do in the coming months, but we are all highly motivated by the positive feedback we have received from enthusiastic Afrezza patients and we want to do all we can to ensure that more adults with diabetes have an opportunity to receive the same benefits.”

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (888) 771-4371 or (847) 585-4405 and use the participant passcode: 4201 4510. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 4201 4510#. A replay will also be available on MannKind’s website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq and TASE: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the successful transition with Sanofi for the return of Afrezza, the ability to directly commercialize Afrezza, the ability to generate significant product sales for MannKind, difficulties or delays in obtaining regulatory feedback or completing and analyzing the results of clinical studies, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	6,218	17,560	29,674	100,244
General and administrative	8,311	12,543	40,960	79,383
Product manufacturing	51,754	—	67,442	—
Property and equipment impairment	140,412	—	140,412	—
Loss on purchase commitments	66,167	—	66,167	—

Total operating expenses	272,862	30,103	344,655	179,627

Loss from operations	(272,862)	(30,103)	(344,655)	(179,627)
Other income (expense)	(106)	42	1,366	1,679
Interest expense on note payable to principal stockholder	(729)	(729)	(2,894)	(2,894)
Loss on extinguishment of debt	—	—	(1,049)	—
Interest expense on notes	(3,331)	(5,654)	(21,231)	(17,549)
Interest income	10	5	18	9

Net loss	$(277,018)	$(36,439)	$(368,445)	$(198,382)

Net loss per share — basic and diluted	$(0.66)	$(0.09)	$(0.91)	$(0.51)

Shares used to compute basic and diluted net loss per share	419,314	396,793	406,165	385,229

MannKind Corporation

Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$59,074	$120,841
Receivables from collaboration	23	50,436
Inventory — current	—	9,670
Deferred product costs from collaboration	13,539	—
Prepaid expenses and other current assets	4,018	20,206

Total current assets	76,654	201,153
Property and equipment — net	48,749	192,127
Other assets	1,009	1,159

Total	$126,412	$394,439

Liabilities and Stockholders’ Deficit
Current liabilities	$268,324	$403,353
Senior convertible notes — long term	27,613	—
Note payable to principal stockholder	49,521	49,521
Sanofi loan facility and loss share obligation	62,371	3,034
Purchase commitments	53,692	—
Other liabilities	15,225	12,301
Stockholders’ deficit	(350,334)	(73,770)

Total	$126,412	$394,439